UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported):      December 5, 2019

SecureWorks Corp.
(Exact name of registrant as specified in its charter)

Delaware		001-37748	27-0463349
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway NE
Suite 500
Atlanta,	Georgia		30328
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (404) 327-6339

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock,	SCWX	The NASDAQ Stock Market LLC
par value $0.01 per share		(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On December 5, 2019, SecureWorks Corp. (the “Company”) announced the appointment of Paul M. Parrish as the Company’s Senior Vice President and Chief Financial Officer, to succeed R. Wayne Jackson in that position and as the Company’s principal financial officer, effective as of December 9, 2019. As previously reported, Mr. Jackson will remain with the Company through January 31, 2020 to assist with the transition.

Mr. Parrish, age 58, most recently served as Chief Financial Officer of CIOX Health, LLC (“Ciox”), a leading healthcare data management solutions company, from August 2016 to December 2019. Before joining Ciox, Mr. Parrish served as Chief Financial Officer of Brightree, LLC, a company providing a cloud-based software and services platform for the post-acute medical care market, from June 2014 to July 2016. Mr. Parrish’s previous experience includes multiple senior financial and accounting roles, including service as Chief Financial Officer of US Security Associates, Inc., a security services company, from September 2012 to January 2014, and Chief Financial Officer of S1 Corporation, a payments and financial services software company, from January 2009 to February 2012. Earlier in his career, Mr. Parrish was a Senior Manager with the global accounting firm Deloitte Touche Tohmatsu Limited. Mr. Parrish is a Certified Public Accountant.

In connection with his appointment as Senior Vice President and Chief Financial Officer of the Company, Mr. Parrish’s compensation will include a base salary at an annual rate of $450,000. Mr. Parrish also will receive a signing bonus of $260,000. In addition, Mr. Parrish is expected to receive an award of 230,950 restricted stock units with a grant date fair value of approximately $3,000,000 under the SecureWorks Corp. 2016 Long-Term Incentive Plan (the “Plan”). The restricted stock units will settle in shares of the Company’s Class A common stock and are expected to vest in four substantially equal annual installments, beginning on the first anniversary of the grant date.

Mr. Parrish also will be eligible for an annual cash bonus under the SecureWorks Corp. 2016 Amended and Restated Incentive Bonus Plan, beginning in the Company’s fiscal year ending January 29, 2021 (“fiscal 2021”), with an initial annual bonus target equal to 55% of his base salary, subject to the satisfaction of performance conditions established by the Compensation Committee of the Board of Directors. In addition, Mr. Parrish will be eligible to receive equity awards under the Plan for fiscal 2021 having a minimum aggregate grant date fair value equal to $1,500,000, subject to the discretion of the Compensation Committee. Equity awards for fiscal 2021 are expected to consist of both restricted stock units subject to time-based vesting conditions and performance stock units subject to performance criteria and subsequent time-based vesting conditions, in each case as may be established by the Compensation Committee.

Effective upon the commencement of his employment, the Company will enter into each of the following agreements with Mr. Parrish:

•
Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement. Under the agreement, if Mr. Parrish’s employment is terminated by the Company without Cause (as defined in the agreement), the Company will be required to pay him an amount equal to 12 months of base salary, as severance, subject to specified conditions. The agreement will obligate Mr. Parrish to comply with specified non-competition and non-solicitation obligations for a period of 12 months following any termination of his employment.

•
Standard Form of Employment Agreement. This form of employment agreement primarily will impose obligations on Mr. Parrish to protect the Company’s intellectual property and confidential and proprietary information and will not contain provisions regarding compensation or continued employment.

•
Indemnification Agreement. The Company will enter into an indemnification agreement with Mr. Parrish in the same form as entered into with the Company’s Chief Executive Officer. These agreements afford the Company’s executive officers contractual assurances regarding the scope of their indemnification and provide procedures for the determination of their right to receive indemnification and to receive reimbursement of expenses as incurred in connection with any related legal proceedings.

In addition, Mr. Parrish will be eligible to participate in severance, retirement, welfare and benefits plans and programs generally available to other employees of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 5, 2019	SecureWorks Corp.

		By:	/s/ George B. Hanna
George B. Hanna
Senior Vice President and Chief Legal Officer
(Duly Authorized Officer)

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